Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197122

Prospectus Supplement
(To Prospectus Dated October 3, 2014)

Warrants to purchase 16,739,805 shares of common stock 16,739,805 shares of common stock issuable upon exercise of warrants

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering one or more warrants, which we refer to collectively as the Warrants, to purchase 16,739,805 shares of common stock and 16,739,805 shares of our common stock, par value $0.01 per share, underlying the Warrants. The Warrants have an exercise price of $1.25 per share, subject to adjustment, and may be exercised at any time and from time to time until February 22, 2026.

We will not receive any proceeds from the issuance of the Warrants, but we will receive proceeds to the extent the exercise price of the Warrants is paid in cash.

Our common stock is traded on the Global Market of the NASDAQ Stock Market LLC, or NASDAQ, under the symbol “UNIS”. On February 19, 2016, the last reported sale price of our common stock was $0.98 per share. Our Chess Depositary Interests (each representing one-sixth of one share of Unilife common stock) are listed on the Australian Securities Exchange under the symbol “UNS.” On February 19, 2016, the last reported sale price of our Chess Depositary Interests was A$0.22 per Chess Depositary Interest.

We are not listing the Warrants on an exchange or any trading system and we do not expect that a market for the Warrants will develop.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

Investing in our common stock and the Warrants involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 22, 2016

We are offering to sell, and are seeking offers to buy, the Warrants and our common stock only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Warrants or our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Warrants and our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States and in the applicable jurisdictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects, and other information contained in those documents, may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus supplement entitled “Incorporation of Information by Reference” and the sections of the accompanying prospectus entitled “Incorporation of Information by Reference” and “Where You Can Find More Information.”

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus dated October 3, 2014, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

This offering of the Warrants and the shares of our common stock will not be extended to investors in Australia. Accordingly, neither this prospectus supplement nor the accompanying prospectus is a prospectus or disclosure document for the purposes of the Australian Corporations Act 2001 (Cth), or the Corporations Act, and they have not been lodged with the Australian Securities & Investments Commission. The purpose of this offering of Warrants is not to facilitate the subsequent sale or transfer of such Warrants or shares of our common stock (or the grant, issue or transfer of any interest in or option over shares of our common stock (including CDIs over common stock)) on ASX or in an off-market sale into Australia. By purchasing Warrants and shares of common stock under this prospectus supplement and the accompanying prospectus you will be deemed to have warranted to us that you are not acquiring the Warrants or common stock for the purpose of selling or transferring the Warrants or common stock (or granting, issuing or transferring any interest in or option over the Warrants or common stock (including CDIs over common stock)) on ASX or in an off-market sale into Australia.

Unless the context otherwise requires, we use the terms “Company,” “Unilife,” “we,” “us,” “our” and similar names in this prospectus supplement to refer to Unilife Corporation and its consolidated subsidiaries.

All references in this prospectus supplement to our financial statements include, unless the context indicates otherwise, the related notes.

The industry and market data and other statistical information contained in the documents we incorporate by reference are based on management’s own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by management to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

The information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as applicable, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or of any sale of the Warrants or shares of our common stock. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Incorporation of Information by Reference” in this prospectus supplement and under “Incorporation of Information by Reference” and “Where You Can Find More Information” in the accompanying prospectus. You should also carefully consider the matters discussed in the section entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in other periodic reports incorporated herein by reference.

Our Company

We are a U.S. based designer, manufacturer and supplier of innovative injectable drug delivery systems that can enhance and differentiate the injectable therapies of its pharmaceutical and biotechnology customers. We have a broad portfolio of proprietary product platforms, including pre-filled syringes, wearable injectors, insulin delivery systems, disposable and reusable auto-injectors, drug reconstitution delivery systems, ocular delivery systems and other systems for the targeted delivery of injectable therapies. Products within each platform are differentiated from competitors’ products with a series of innovative features designed to optimize the safe, simple and convenient administration of an injectable therapy. The majority of the Company’s products are designed for sale directly to pharmaceutical and biotechnology companies who are expected to supply them as drug-device combination products, pre-filled and ready for administration by end-users such as health-care providers or patients. Other of our products, like our reusable auto injectors and certain systems for targeted drug delivery, are designed to be sold to either pharmaceutical or biotechnology companies for use as combination products or to be sold directly by us to a healthcare provider or end user without having the device prefilled by a pharmaceutical company. Products within each of the Company’s platforms can be customized to address specific customer, therapy, patient and/or commercial requirements.

Corporate Information

We were incorporated in Delaware on July 2, 2009 as a wholly-owned subsidiary of Unilife Medical Solutions Limited, or UMSL. On January 27, 2010, we became the parent company of UMSL upon completion of a redomiciliation under Australian law and UMSL’s stockholders and option holders exchanged their interests in UMSL for equivalent interests in us. Our principal executive offices are located at 250 Cross Farm Lane, York, Pennsylvania 17406. Our telephone number is (717) 384-3400. Our website address is www.unilife.com. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website as part of this prospectus supplement or the accompanying prospectus.

Concurrent Transactions

Concurrently with the issuance and sale of the Warrants offered hereby the following transactions will be consummated.

On February 22, 2016 (the “Closing Date”), Unilife Corporation (the “Company” or “we”) and Amgen Inc. (the “Counterparty”) announced the formation of a strategic collaboration for the Counterparty’s use of the Company’s injectable drug delivery systems with the Counterparty’s product portfolio. In connection with the strategic collaboration, the Company and certain of its subsidiaries entered into a Securities Purchase Agreement

(the “SPA”) with the Counterparty and certain related documents (collectively, the “Transaction Documents”), as more fully described below. The formation of the strategic collaboration with the Counterparty marks the completion of the Company’s previously announced review of strategic alternatives.

Securities Purchase Agreement

Pursuant to the SPA, the Counterparty agreed to purchase from the Company a new series of 6% Senior Secured Convertible Notes Due 2023 in the aggregate original principal amount of up to $55,000,000 (each, a “Note” and, collectively, the “Notes”). The Notes are convertible into the Company’s common stock, $0.01 par value per share (the “Common Stock”), and mature on February 22, 2023 (the “Maturity Date”) in accordance with the terms and conditions of the Notes, as more fully described below.

The Notes may be issued in up to three separate closings. The Company issued to the Counterparty the first Note in the aggregate original principal amount of $30,000,000 on the Closing Date (the “2016 Convertible Note”) and the Counterparty paid to the Company $30,000,000 in exchange therefor. The Counterparty may purchase up to an additional $25,000,000 in Notes over the next two years, $15,000,000 of which may be purchased in January 2017 (the “2017 Convertible Note”), and $10,000,000 of which may be purchased in January 2018 (the “2018 Convertible Note”).

The SPA contains customary representations and warranties. The SPA also contains certain covenants including, among others, covenants related to the Company’s use of the proceeds from the sale of the Notes to the Counterparty solely for operational purposes and not for the repayment of any outstanding indebtedness of the Company owed to the Lender (as defined below).

The SPA provides the Counterparty with certain registration rights, including the right to demand the registration of its securities and to join or “piggyback” on other registrations pursued by the Company. The Company agreed to pay all costs and expenses incurred in connection with such registrations.

In connection with the transactions contemplated by the SPA, the Company granted the Counterparty exclusive rights to the Company’s wearable injectors within select drug classes for use with certain Counterparty assets, while preserving rights the Company previously granted to other customers. The Company has also granted the Counterparty non-exclusive rights to all of the Company’s proprietary delivery systems within the therapeutic areas of oncology, inflammation, bone health, nephrology, cardiovascular and neuroscience. On the Closing Date, the Counterparty paid to the Company a non-refundable $20,000,000 fee (the “License Fee”) in consideration for such licenses.

The Counterparty may not develop, manufacture or have manufactured (except by the Company) more than 20% of the Counterparty’s annual volume needs for the Company’s wearable injectors so long as the Company satisfies certain conditions.

The transactions contemplated by the SPA provide for the development, production and supply of certain Company delivery systems. Development programs for the Company’s wearable injectors will commence in 2016.

The 2016 Convertible Note

As set forth above, on the Closing Date, the Company issued to the Counterparty the 2016 Convertible Note.

Interest under the 2016 Convertible Note accrues at a rate of 6% per year and will be paid quarterly in arrears through the addition of the amount of such interest to the then outstanding principal amount. All or part of the principal and accrued interest will be repaid through (i) discounted pricing on purchases by the Counterparty of the Company’s products, (ii) credits taken by the Counterparty against development and customization fees for devices, and (iii) credits against per-unit royalties otherwise payable to the Company for the manufacture and sale of the Company’s products. In addition, the Company has the right to prepay in cash all or part of the principal and accrued interest at any time upon 15 business days’ prior notice, subject to the Counterparty’s conversion right with respect to the contemplated prepayment amount. The Company is required to pay in cash any amounts of principal and accrued interest outstanding at the Maturity Date.

The 2016 Convertible Note is convertible at the Counterparty’s election into shares of the Company’s Common Stock at any time after the Closing Date and prior to the Maturity Date, at a price per share that is 90% of the volume weighted average price of such shares during the twenty (20) trading days preceding the applicable conversion date (the “Discounted Sale Price”), subject to a floor price of $1.25 per share (the “Conversion Rate Floor Price”). The Conversion Rate Floor Price is subject to customary adjustments for certain capital events.

The Counterparty may cause the redemption of the 2016 Convertible Note upon any event of default by the Company. Events of default under the 2016 Convertible Note include, among others, a failure by the Company to convert the 2016 Convertible Note upon proper notice by the Counterparty or pay principal and interest on the 2016 Convertible Note when due; an acceleration of any other indebtedness under the Amended Credit Agreement (as defined below) or other indebtedness of the Company in excess of $1 million; a bankruptcy of the Company; a judgment against the Company in excess of $1 million; a representation or warranty made in the Transaction Documents is materially false or misleading when made; a material breach by the Company of a covenant or other term or condition in the Transaction Documents; the Transaction Documents cease to be effective; the termination or amendment of the Eighth Amendment to the Credit Agreement or the Sixth Amendment to the Royalty Agreement (each as defined below); and the incurrence of a lien on collateral that is not a permitted lien. The Company is required to redeem for cash the 2016 Convertible Note upon a change of control of the Company in an amount equal to 101% of the aggregate principal and accrued interest outstanding as of the change of control.

The 2016 Convertible Note also provides the Counterparty with certain rights to acquire additional shares of Common Stock or other securities or assets of the Company, as applicable, in the event: (i) the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the holders of Common Stock; or (ii) the Company makes certain other distributions to Company stockholders such that, in the case of (i) or (ii), the Counterparty receives, in addition to the shares of Common Stock otherwise issuable upon conversion of the 2016 Convertible Note, the shares of Common Stock or other securities or assets, as applicable, that the Counterparty would have been entitled to receive if the Counterparty had converted the 2016 Convertible Note into Common Stock immediately prior to such event.

The 2016 Convertible Note is secured by certain inventory and intellectual property assets related to a specific device being licensed to the Counterparty (the “Collateral”). The Counterparty has agreed to preserve license rights granted to other customers for any license rights granted prior to a foreclosure. The terms and conditions of the 2017 Convertible Note and the 2018 Convertible Note, if purchased by the Counterparty, are substantially the same as the terms and conditions of the 2016 Convertible Note, except that the “Conversion Rate Floor Price” will be the greater of (x) $1.25, (y) the closing sale price of the Common Stock on the trading day preceding the issuance date, and (z) the book value per share of Common Stock on the trading day immediately preceding the issuance date.

Stockholder approval is not required for the issue of the 2016 Convertible Note to the Counterparty or for the issue of shares of Common Stock on conversion of the 2016 Convertible Note. The issue of the 2016 Convertible Note is not being made to a class of stockholders.

Amendment to OrbiMed Credit Agreement and Royalty Agreement and Grant of Warrant

In connection with the offering of the Notes and certain requirements in the SPA, on the Closing Date, the Company, Unilife Medical Solutions, Inc. (the “Borrower”), a subsidiary of the Company, and certain of the Company’s other subsidiaries entered into the eighth amendment (the “Eighth Amendment to the Credit Agreement”) to that certain Credit Agreement, dated March 12, 2014, as amended (the “Amended Credit Agreement”), with ROS Acquisition Offshore LP (together with its affiliates, successors, transferees and assignees, the “Lender”), an affiliate of OrbiMed Advisors LLC. Pursuant to and subject to the terms of the Eighth Amendment to the Credit Agreement, the Lender agreed to, among others, (i) defer all obligations of the Borrower to pay interest to the Lender for the period from January 1, 2016 through the two year anniversary of the Closing Date at the rate specified in the Amended Credit Agreement, which interest will be added to the outstanding principal amount of the loan on the last day of each interest period; (ii) enable the Counterparty to take a security interest in the Collateral; and (iii) remove the minimum cash receipts covenant for all future periods. In addition, under the terms of the Eighth Amendment to the Credit Agreement, the Company will make, prior to March 30, 2016, such management changes as are requested by the Lender.

In addition, on the Closing Date, the Company, the Borrower and certain of the Company’s other subsidiaries entered into the sixth amendment (the “Sixth Amendment to the Royalty Agreement”) to that certain royalty agreement, dated March 12, 2014, as amended, with Royalty Opportunities S.à r.l. (“ROS”). Pursuant to and subject to the terms of the Sixth Amendment to the Royalty Agreement, ROS agreed to waive any rights to royalty payments otherwise payable as a result of the License Fee and the proceeds of the Notes, and to defer royalty payments payable on revenues received by the Company from the Counterparty until after the end of the first fiscal quarter in which the Company sells a commercial quantity of devices developed for Counterparty.

In connection with entering into the Eighth Amendment to the Credit Agreement and the Sixth Amendment to the Royalty Agreement, the Company issued to ROS warrants to purchase 16,739,805 shares of Common Stock, with an exercise price of $1.25 per share, subject to adjustment for certain events, which may be exercised at any time and from time to time until February 22, 2026 (the “Warrants”).

THE OFFERING

Securities offered by us	We are offering one or more warrants, which we refer to collectively as the Warrants, to purchase up to 16,739,805 shares of common stock and up to 16,739,805 shares of our common stock, par value $0.01 per share, underlying the Warrants. The Warrants have an exercise price of $1.25 per share, subject to adjustment, and may be exercised at any time and from time to time until February 22, 2026.

Offering price	We will not receive any proceeds from the issuance of the Warrants, but we will receive proceeds to the extent the exercise price of the Warrants is paid in cash.

Exercise	The holder of a Warrant may exercise the Warrant by either (a) delivering an amount equal to the exercise price per share multiplied by the number of Warrant shares being exercised, or (b) by receiving from the Company the number of shares of common stock equal to (i) the number of Warrant shares as to which the Warrant is being exercised minus (ii) the number of Warrant shares having a value equal to the amount owed from the holder to the Company as a result of such exercise (based on the closing price of the common stock on the trading day prior to the date on which the Warrant is exercised) (the “net exercise provision”).

Expiration Date	February 22, 2026.

Use of Proceeds	We may receive the proceeds from the exercise of any Warrants in an amount equal to the exercise price per share multiplied by the number of Warrant shares being exercised. We will not receive any proceeds to the extent that a holder of the Warrant elects to exercise his, her or its warrants pursuant to the net exercise provision. We intend to use any proceeds received from the exercise of the Warrants primarily for working capital and general corporate purposes. See “Use of Proceeds.”

Voting rights	Except as required by applicable law or as set forth herein, the holders of Warrants will have no right to vote on any matters, questions or proceedings of this Company including, without limitation, the election of directors, until they have exercised the Warrants and are holders of common stock.

Transactions

If there is a transaction, including a merger, consolidation, share exchange, sale, lease or other disposition of substantially all of the assets of the Company, a liquidation or recapitalization, and the Warrants are exchanged for a security in a different corporation, the holder of the Warrants is entitled to receive a new warrant with substantially similar provisions to the Warrants. If there is a transaction, including a merger, consolidation, share exchange, sale, lease or other disposition of substantially all of the assets of the Company, a liquidation or recapitalization, and the shares of common stock are exchanged for cash or property other than securities, then the holder of the Warrants is entitled to receive the consideration that would have been paid had the Warrant been exercised prior to the transaction, net of the aggregate exercise price of the balance of the shares issuable upon exercise of the Warrant.

Antidilution Provisions	The holder of the Warrants is not entitled to participate in any new issue of securities, however if the Company makes a bonus issue of common stock or other securities to its existing securityholders, then the number of shares of common stock exercisable by the Warrants will adjust in proportion to the number of additional shares that the Warrant holder would have received if they had exercised prior to the bonus issue. If the Company make a pro rata issue of shares of common stock to existing shareholders, the exercise price of the Warrants will be reduced in accordance with the Listing Rules of the Australian Securities Exchanges (the “ASX Listing Rules”).

Risk factors	An investment in the Warrant or in shares of our common stock involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” beginning on page S-10 of this prospectus supplement, beginning on page 3 of the accompanying prospectus, beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and under similar headings in the other documents that are incorporated by reference herein, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Special Distributions	If the Company makes a special distribution, including a cash dividend, then the holder of the Warrant is entitled to receive a pro-rata share of such special distribution as though the holder of the Warrant had fully exercised the Warrant immediately before the special distribution.

Registration Rights	The holder of the Warrants will be entitled to the benefit of such registration rights as the Company granted to the Counterparty as provided in the SPA, dated as of February 22, 2016. Those include, but are not limited to, certain demand registration rights, whereby holders of Warrants who convert the Warrants into shares of common stock may, on not more than three occasions, request that we file a registration statement having an aggregate offering price to the public of not less than $5,000,000. Further, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of Warrants who have converted Warrants into shares of our common stock will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations.

NASDAQ Global Market listing	Our common stock is listed on NASDAQ under the symbol “UNIS.”

Australian Securities Exchange listing	Our Chess Depositary Interests (each representing one-sixth of one share of Unilife common stock) are listed on the Australian Securities Exchange under the symbol “UNS.”

Market for the Warrants	There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein, including from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and in any other documents incorporated by reference into this prospectus supplement. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.

Risks Relating to this Offering

Future sales or the potential for future sales of our securities may cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock or other securities in the public markets or privately, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities. Our inability to raise additional capital through subsequent equity offerings or otherwise could have a material adverse effect on our financial condition.

If you hold the securities sold in this offering, you may experience dilution if we issue additional equity securities in future financing transactions.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase the Warrants and the shares of our common stock upon exercise of the Warrants in this offering, will experience dilution, and any such issuances may result in downward pressure on the price of our common stock. In addition, we intend to raise additional capital through one or more methods, any of which could be highly dilutive to the stockholders of the Company upon the completion of such transaction. The fact that such transactions may occur may cause the market price of our common stock to decline. Future sales of securities could have an adverse effect on the market price of our common stock.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of the common stock underlying the Warrants is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. The exercise price of the Warrants is $1.25 and as of December 31, 2015, our tangible net book value per share was $(0.38).

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange. Without an active market, the liquidity of the Warrants will be limited.

Holders of the Warrants will have no rights as holders of common stock until they acquire common stock.

Until a holder acquires shares of common stock upon exercise of the Warrants, the holder will not have any voting rights as a shareholder of the Company. Upon exercise of the Warrants, the holder will be entitled to exercise the voting rights of a holder of common stock only after the conversion date.

We may not be able to operate the Company in a manner which satisfies the conditions for the Counterparty to provide the Company with additional funding.

The SPA contemplates the issuance of two additional 6% senior secured convertible notes (the “Additional Note(s)”). The first Additional Note will be issued in January 2017 in the amount of $15 million and the second Additional Note will be issued in January 2018 in the amount of $10 million, each subject to the Company meeting certain conditions. Conditions to the issuance of the Additional Notes are set forth in the SPA and include:

•	The Company has operated its business in a manner satisfactory to the Counterparty;

•	The Company’s compliance with the terms of the SPA and the related Transaction Documents;

•	The Company making certain representations and warranties;

•	There being no material adverse effect with respect to the Company and its operations.

If we cannot meet the conditions to the issuance of the Additional Notes, we may not be able to obtain other financing on terms that are acceptable, or at all. If we are unable to meet our funding needs on a timely basis, our business would be adversely affected and there may be a negative impact on the market price of our common stock.

In connection with our strategic collaboration with the Counterparty, we have granted to the Counterparty certain rights to our devices and a security interest in intellectual property assets related to a specific device (the “Collateral”) that may discourage other parties from entering into business relationships with us.

The licenses granted to the Counterparty, which include certain exclusive rights and non-exclusive access to all our devices, are subject to the rights previously granted to existing customers but may prohibit or restrict our ability to enter into business relationships with new customers and may discourage existing customers from continuing or expanding their existing business engagements with the Company. Additionally, although the security interest granted to the Counterparty preserves licenses and rights to the Collateral granted to our customers and our licenses to the Counterparty and such customers allow us to license all devices in our portfolio (other than in areas to which we have granted exclusive rights to the Counterparty or such customers), our customers may nevertheless refrain from entering into a business engagement with us for devices subject to the security interest and exclusive licenses. As a result of the security interest in the Collateral we granted to the Counterparty in connection with our strategic collaboration with them, a default under the Transaction Documents could result in the Counterparty foreclosing on the Collateral.

The Counterparty and ROS could each own a significant portion of the outstanding shares of common stock of the Company on conversion of the Notes and/or exercise of the Warrants.

The Counterparty may convert the Notes in its discretion into shares of the Company’s common stock, provided however at no time may the Company issue shares of common stock to the Counterparty, which, when aggregated with all other shares of common stock then beneficially owned by the Counterparty would result in the Counterparty becoming the beneficial owner of more than 19.99% of all common stock of the Company outstanding immediately after giving effect to such issuance (the “Common Stock Cap”). Assuming that all of the interest on the Notes and Additional Notes is paid, in kind, through maturity, assuming that all of the Notes are converted by the Counterparty at the floor conversion price of $1.25, and subject to compliance with the

Common Stock Cap, the Counterparty would be entitled to receive, up to 64,953,672 shares. As of February 20, 2016, the number of outstanding shares of common stock of the Company was 167,565,615. Upon conversion of the Notes and Additional Notes, the Counterparty may own a significant percentage of the stock of the Company.

ROS may convert the Warrants in its discretion into shares of the Company’s common stock. Assuming no other shares of common stock are issued by the Company between now and the conversion of the Warrants and the Warrants are exercised in full, the holder of the Warrants would be issued 16,739,805 shares or 9.99% of the outstanding shares of common stock of the Company. Upon exercise of the Warrants, ROS may own a significant percentage of the stock of the Company.

The Counterparty’s ownership of the Notes (and shares convertible thereunder) and/or ROS’ ownership of the Warrants (and the shares exercisable thereunder) may discourage a takeover of us or a significant equity investment in us, even if a change of control and/or investment would be beneficial to the interests of our stockholders. The size of their stock holdings could potentially delay or prevent a change of control transaction that other of our stockholders may deem to be in their best interests, such as a transaction in which the other stockholders would receive a premium for their shares over their then current market price.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of February 5, 2016, we had total indebtedness of approximately $95.2 million. Giving effect to the transactions closing contemporaneously with this offering, and the issuance of the Additional Notes, our consolidated long-term indebtedness is $150.2 million.

Our high level of indebtedness could have important consequences, including:

•	limiting our ability to obtain additional financing to fund capital expenditures, investments, acquisitions, or other general corporate requirements;

•	requiring a substantial portion of our cash flow to be dedicated to payments to service our indebtedness instead of other purposes, thereby reducing the amount of cash flow available for capital expenditures, investments, acquisitions, and other general corporate purposes;

•	increasing our vulnerability to and the potential impact of adverse changes in general economic, industry, and competitive conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors or competitors with comparable debt at more favorable interest rates; and

•	increasing our costs of borrowing.

In addition, the financial and other covenants we agreed to with our lenders may limit our ability to incur additional indebtedness, make investments, pay dividends, and engage in other transactions, and the leverage may cause other potential lenders to be less willing to loan funds to us in the future. If we do incur substantial additional debt, the risks related to our high level of debt could intensify.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “potential,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these identifying words.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include, among other things, statements about:

•	our expectations related to the use of proceeds, if any, from this offering;

•	our ability to obtain additional funding to continue our operations and pay our expenses;

•	our ability to develop and achieve substantial sales of our products to our customers;

•	legal and regulatory requirements and developments in the U.S. and foreign countries;

•	the clinical development, therapeutic efficacy and market acceptance of our customers’ product candidates;

•	the ability to satisfy our debt obligations and comply with our restrictive covenants;

•	existing, recently enacted and future legislation and reimbursement practices regarding the healthcare system;

•	our financial performance;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our ability to continue as a going concern for the next 12 months;

•	the success of competing products that are or become available;

•	obtaining and maintaining intellectual property protection for our technology and products;

•	our ability to maintain and perform under our customer agreements;

•	the issuance of Additional Notes under the SPA;

•	the potential dilution resulting from the conversion of the Notes or the Warrants;

•	our exposure to manufacturing and other business disruptions;

•	our ability to limit our exposure to product liability lawsuits;

•	our ability to successfully manage our growth;

•	our exposure to scrutiny and increased expenses as a result of being a public company;

•	the impact on the cost and availability of raw materials and certain components due to potential supply changes

•	our ability to maintain and protect our information technology systems; and

•	our failure to recruit or retain key personnel or to retain our executive officers.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus supplement, particularly under “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments we may make.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

USE OF PROCEEDS

We may receive the proceeds from the exercise of any Warrants in an amount equal to the exercise price per share multiplied by the number of Warrant shares being exercised. We will not receive any proceeds to the extent that a holder of the Warrant elects to exercise his, her or its Warrants pursuant to the net exercise provision. We intend to use any proceeds received from the exercise of the Warrants primarily for working capital and general corporate purposes.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering one or more warrants, which we refer to collectively as the Warrants, to purchase 16,739,805 shares of common stock and 16,739,805 shares of our common stock, par value $0.01 per share, underlying the Warrants. The Warrants have an exercise price of $1.25 per share, subject to adjustment, and may be exercised at any time and from time to time until February 22, 2026.

Common Stock

A description of the common stock we are offering pursuant to this prospectus supplement is set forth hereunder and under the heading ‘‘Description of Capital Stock” starting on page 5 of the accompanying prospectus. As of February 20, 2016, we had 167,565,615 shares of common stock outstanding.

Warrants

The following summary of the terms and provisions of the Warrants does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Warrants.

Exercise

Holders of the Warrants may exercise their Warrants to purchase shares of our common stock on or before the expiration date by delivering to us a duly executed notice of exercise and by payment to us of the exercise price, at the election of the Warrant holder, either (a) by wire transfer of immediately available funds to our account in an amount equal to the exercise price for the number of shares with respect to which the Warrant is being exercised, (b) by receiving from us the number of shares of common stock equal to (i) the number of Warrant shares as to which the Warrant is being exercised minus (ii) the number of Warrant shares having a value equal to the amount owed from the holder to us as a result of such exercise (based on the closing price of the common stock on the trading day prior to the date on which the Warrant is exercised), or (c) any combination of the foregoing.

The shares of common stock issuable on exercise of the Warrants will be, when issued and paid for in accordance with the Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize an reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding Warrants.

Automatic Cashless Exercise

Any portion of the Warrant that remains unexercised shall be exercised automatically upon the expiration date. The Warrant holder will receive from us the number of shares of common stock equal to (i) the number of Warrant shares which remain outstanding on the expiration date minus (ii) the number of Warrant shares having a value, based on the closing price on the trading day immediately prior to the date of such automatic exercise equal to the exercise price multiplied by the number of Warrant shares being exercised.

Antidilution Provisions

The holder of the Warrants is not entitled to participate in any new issue of securities to our existing shareholders, unless they have exercised the Warrants prior to the record date for the transaction. If we make a bonus issue of shares of common stock or other securities to the shareholders, then the number of warrant shares over which the Warrants are exercisable is increased by the number of shares which the Warrant holder would have received if the Warrant holder had exercised the Warrant before the record date for the bonus issue.

If we make a pro rata issue of shares of common stock to existing shareholders (except in lieu or in satisfaction of dividends by way of dividend reinvestment), then the exercise price will adjust in accordance with ASX Listing Rules. If there is a reorganization of our share capital, then the rights of the Warrant holder (including the number of shares to which the Warrant holder is entitled to and the exercise price) are changed to the extent necessary to comply with ASX Listing Rules.

Transactions

If we are a party to a transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of substantially all of our assets) whereby the common stock is changed into or exchanged for securities of another corporation, then the Warrant holder shall be entitled to receive a new warrant in form and substance similar to, and in exchange for the Warrants.

If there is a transaction, including a merger, consolidation, share exchange, sale, lease or other disposition of substantially all of our assets, a liquidation or recapitalization, and the shares of common stock are exchanged for cash or property other than securities, then the holder of the Warrant is entitled to receive the consideration that would have been paid had the Warrant been exercised prior to the transaction, net of the aggregate exercise price of the balance of the shares issuable upon exercise of the Warrant.

Special Distributions

If we shall issue or distribute to any existing shareholder a cash dividend or other distribution, then the Warrant holder shall be entitled to a pro-rata share of such distribution as though the Warrant holder had fully exercised the Warrant immediately prior to the record date for such distribution.

Registration Rights

The holder of the Warrants will be entitled to the benefit of such registration rights as we granted to the Counterparty as provided in the SPA. Those include, but are not limited to, certain demand registration rights, whereby holders of Warrants who convert the Warrants into shares of common stock may, on not more than three occasions, request that we file a registration statement having an aggregate offering price to the public of not less than $5,000,000. Further, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of Warrants who have converted Warrants into shares of our common stock will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations.

Information

So long as the Warrants remain outstanding, we shall deliver to the holder of the Warrants within 120 days after the end of the fiscal year, our audited consolidated balance sheet and the related consolidated statements of income, of cash flows, and of changes in shareholders’ equity for such fiscal year and not later than 45 days after the end of each fiscal quarter, our consolidated balance sheet of and the related consolidated statements of income, of cash flows, and of changes in shareholders’ equity for such fiscal quarter. We must also deliver to the Warrant holders, promptly upon the filing thereof, copies of all registration statements and any annual reports, quarterly reports or other periodic reports pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934, or the Exchange Act.

Voting Rights

Except as required by applicable law or as set forth herein, the holders of the Warrants will have no right to vote on any matters, questions or proceedings including, without limitation, the election of directors.

Notices of Corporate Action

We will provide notice to holders of the Warrants by mail, at least thirty (30) days prior to certain events and actions in order to provide them with the opportunity to exercise their Warrants and hold common stock in order to participate in or vote on the following events or actions:

(i) any taking of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, or any right to subscribe for, purchase or otherwise acquire any shares of common stock or any other securities or property, or to receive any other right;

(ii) any capital reorganization, any reclassification or recapitalization of our capital stock, any consolidation or merger involving us and any other transfer of all or substantially all of our assets; or

(iii) any voluntary or involuntary dissolution, liquidation or winding-up.

Additional Provisions

The above summary of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that is incorporated herein by reference.

PLAN OF DISTRIBUTION

The Warrants and the shares of our common stock issuable upon exercise of the Warrants offered by this prospectus supplement are being issued in connection with the transactions described under “Prospectus Supplement Summary – Concurrent Transactions.” We have incurred significant expenses in connection with such transactions. While we are responsible for the expenses of distribution of the securities offered by this prospectus supplement and the accompanying prospectus, we believe our expenses attributable to the distribution of the Warrants are nominal and the expenses we may incur in the future in connection with any distribution of the shares of our common stock issuable upon exercise of the Warrants would be nominal.

LEGAL MATTERS

The enforceability and binding nature of the Warrants and the common stock issuable upon exercise of the Warrants and the validity of the securities offered by this prospectus supplement will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Unilife Corporation as of June 30, 2015 and 2014, and for each of the years in the three-year period ended June 30, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2015 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement and the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus supplement. We incorporate by reference the documents listed below which have been filed (but not furnished) by us.

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the SEC on September 14, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 9, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015 filed with the SEC on February 10, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on July 1, 2015, July 30, 2015 (Film No. 151014075), July 30, 2015 (Film No. 151014081), July 30, 2015 (Film No. 151014230), July 31, 2015, August 19, 2015, August 25, 2015, August 28, 2015, September 2, 2015, September 18, 2015, October 2, 2015, October 7, 2015, October 16, 2015, October 30, 2015, November 9, 2015, November 17, 2015, November 24, 2015, December 4, 2015, January 4, 2016, January 7, 2016, January 29, 2016, February 1, 2016, February 3, 2016, February 5, 2016, February 8, 2016, February 10, 2016, February 16, 2016 and February 22, 2016;

•	Our definitive proxy statement on Schedule 14A, filed on October 2, 2015;

•	The description of our common stock contained in Item 11 of Amendment No. 4 to our registration statement on Form 10 filed on February 11, 2010 (registration no. 001-34540) with the SEC, including any amendment or report filed for the purpose of updating such description; and

•	All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed under the heading “Incorporation of Information by Reference.” In addition, you may request copies of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Corporate Secretary

Unilife Corporation

250 Cross Farm Lane

York, Pennsylvania 17406

(717) 384-3400

You should rely only on the information provided or incorporated by reference in this prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the cover page of such documents.

PROSPECTUS

UNILIFE CORPORATION

$200,000,000

Common Stock, Preferred Stock,

Debt Securities, Warrants and Units

and

600,000 Shares of Common Stock

This prospectus covers our offer and sale from time to time of any combination of common stock, preferred stock, debt securities, warrants or units described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer and sell. Each time we offer and sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. The aggregate offering price of all securities sold by us under this prospectus may not exceed $200,000,000.

This prospectus also covers the resale by selling stockholders identified in the “Selling Stockholders” section of this prospectus of up to an aggregate of 600,000 shares of our common stock issuable upon the exercise of warrants previously issued. We will not receive proceeds from the sale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

The securities may be offered and sold by us or selling stockholders from time to time at fixed prices, at market prices or at negotiated prices, and may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution.”

Our common stock is currently listed on the Nasdaq Global Market under the symbol “UNIS”. On September 8, 2014, the last reported sale price of our common stock on the Nasdaq Global Market was $2.47 per share.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information.

Investing in these securities involves risks, including those set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 3, 2014.

Neither we nor any selling stockholder has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. “Unilife,” “Company,” “we,” “us” and “our” refer to Unilife Corporation and its consolidated subsidiaries

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. This prospectus covers the primary offering by us of up to an aggregate of $200,000,000 of securities and the secondary offering by the selling stockholders identified herein of up to an aggregate of 600,000 shares of our common stock issuable upon the exercise of warrants previously issued. We may offer and sell any combination of the securities described in this prospectus and the selling stockholders may offer and sell shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer and sell. Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.unilife.com. The content contained in, or that can be accessed through, our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 that we filed with the SEC on September 15, 2014; and

•	Our Current Reports on Form 8-K filed with the SEC on July 30, 2014 and August 29, 2014; and

•	Description of our common stock contained in Item 11 of Amendment No. 4 to our registration statement on Form 10 filed on February 11, 2010 (registration no. 001-34540) with the SEC, including any amendment or report filed for the purpose of updating such description;

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Mr. John Ryan, Senior Vice President, General Counsel & Secretary at 250 Cross Farm Lane, York, Pennsylvania 17406, telephone (717) 384-3400.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.

These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part in their entireties.

RISK FACTORS

Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. Before making an investment decision, you should carefully consider these risks, including those set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus, and you should also carefully consider any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

UNILIFE CORPORATION

Overview

We are a designer, manufacturer and supplier of innovative injectable drug delivery systems that can enhance and differentiate the injectable drugs, biologics and vaccines, or collectively injectable therapies, of our pharmaceutical and biotechnology customers. We have a broad portfolio of proprietary product platforms, including pre-filled syringes, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and other novel injectable drug delivery systems. Products within each platform are highly differentiated from competitors with a series of innovative features designed to optimize the safe, simple and convenient administration of an injectable therapy. We sell our products directly to pharmaceutical and biotechnology companies who incorporate them into the drug-device combination product that is supplied pre-filled and ready for administration by end-users such as health-care providers or patients. Products within each of our platforms can be customized by us to address specific customer, therapy, patient or commercial requirements.

Proprietary Technology Platforms and Products

We have developed a broad portfolio of innovative, differentiated injectable drug delivery systems that are designed for use with a range of injectable therapies. Existing and prospective customers can select from a series of platform-based technologies, including pre-filled syringes, wearable injectors, auto-injectors, drug reconstitution systems and ocular delivery systems. A multitude of product configurations and proprietary features are available within each platform, and we are able to further customize each product to specific customer, therapy, patient or commercial requirements.

You can get more information regarding our business and industry by reading our most recent Annual Report on Form 10-K and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Corporate Information

Our principal executive offices are located at 250 Cross Farm Lane, York, Pennsylvania 17406, and our telephone number is (717) 384-3400. Our website address is www.unilife.com. The information on, or that can be accessed through, our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we anticipate that the net proceeds from our sale of any securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of sales by the selling stockholders, we will not receive any of the proceeds from such sales; however, we may receive proceeds from cash payments made in connection with the exercise of warrants held by the selling stockholders that are covered by this prospectus.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED

STOCK DIVIDENDS

Earnings were insufficient to cover fixed charges by $50,374,000, $60,698,000, $50,098,000, $39,954,000 and $29,439,000 during the fiscal years ended June 30, 2014, 2013, 2012, 2011 and 2010, respectively. “Earnings” consists of net loss from continuing operations before income tax expense and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and the portion of rents that we believe to be representative of the interest factor. The foregoing sets forth our consolidation ratio of earnings to combined fixed charges and preferred stock dividends for the periods presented. Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods presented.

DESCRIPTION OF SECURITIES

We may offer shares of our common stock and preferred stock, various series of debt securities, warrants or units to purchase any of such securities, with a total value of up to $200,000,000, from time to time in one or more offerings under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends;

•	redemption, conversion or exchange terms;

•	conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	restrictive covenants;

•	voting or other rights; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the Registration Statement at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of September 8, 2014, 109,377,837 shares of our common stock, and no shares of our preferred stock, were outstanding.

Common Stock

Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are, and any shares of common stock that we may issue in the future will be, fully paid and non-assessable.

Preferred Stock

We may issue any class of preferred stock in any series. Our board of directors has the authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each series when issued shall be designated to distinguish the shares of each series from shares of all other series.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

We may offer under this prospectus up to $200,000,000 aggregate principal amount of secured or unsecured debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $200,000,000. The debt securities may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered hereby will be issued under an indenture between us and a trustee. A form of indenture, which will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended, is filed as an exhibit to the registration statement.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by an indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue debt securities that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made;

•	if payments of principal of, and premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, and premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into shares of our common stock or any class or series of preferred stock. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more book-entry debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue book-entry debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any book-entry debt security.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants that we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange, exercise, amendment or termination of the warrants; and

•	any adjustments to the terms of the warrants resulting from the occurrence of certain events or from the entry into or consummation by us of certain transactions.

DESCRIPTION OF UNITS

As specified in any applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

SELLING STOCKHOLDERS

Selling Stockholders for the Secondary Offering of up to 600,000 Shares of Common Stock

An aggregate of 600,000 shares of common stock issuable upon the exercise of previously issued warrants may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders. The term “selling stockholders” includes the stockholders listed below and their transferees, pledgees, donees, assignees or other successors. We are paying all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC. Except as otherwise disclosed herein, to our knowledge, none of the selling stockholders is a broker-dealer and/or affiliated with a broker-dealer. The selling stockholders in the following table acquired or will acquire their shares upon exercise of warrants issued to them in December 2010 and August 2012 for services they provided to us in connection with the development of our new manufacturing facility. These warrants are exercisable at $5.30 per share.

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based solely upon information provided to us by the selling stockholders or otherwise known by us. In addition to the shares offered hereby, which represent such shares of our common stock issuable upon exercise of previously issued warrants by the respective selling stockholders, the selling stockholders may otherwise beneficially own our shares of common stock as a result of, among others, open market purchases, which information is not obtainable by us without undue effort and expense. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the information regarding the shares beneficially owned was last known by us, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 109,377,837 shares of our common stock outstanding as of September 8, 2014.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering	% of Common Stock Beneficially Owned After the Offering
Consultants who received warrants as consideration for their consulting services provided to the Company:
Keystone Redevelopment Group	27,500	27,500	0	0
RCMN, LLC	93,750	93,750	0	0
Loughery Family Investments, LLC	66,250	66,250	0	0
Artillio Family Investments, LLC	93,750	93,750	0	0
Gregory Ventresca	93,750	93,750	0	0
John LaProcido	225,000	225,000	0	0

PLAN OF DISTRIBUTION

We and/or the selling stockholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time we offer and sell securities under this prospectus, we will file a prospectus supplement. The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Unilife, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Unilife at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

Underwriters and agents may be entitled under agreements entered into with Unilife and/or the selling stockholders, if applicable, to indemnification by Unilife and/or the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Unilife and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the Nasdaq Global Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

EXPERTS

The consolidated financial statements of Unilife Corporation as of June 30, 2014 and 2013 and for each of the years in the three-year period ended June 30, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2014 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

Pepper Hamilton LLP will provide us with an opinion as to certain legal matters in connection with the securities being offered hereby.

Warrants to purchase 16,739,805 shares of common stock

16,739,805 shares of common stock issuable upon exercise of warrants

Prospectus Supplement

February 22, 2016